HENNIGAN, BENNETT & DORMAN                                         EXHIBIT T3E-2
BRUCE BENNETT (SBN 105430)
JAMES O. JOHNSTON (SBN 167330)
JOSHUA D. MORSE (SBN 211050)
601 South Figueroa Street, Suite 3300
Los Angeles, California 90017
Telephone: (213) 694-1200
Fax: (213) 694-1234

Reorganization Counsel for
Debtor and Debtor in Possession



                         UNITED STATES BANKRUPTCY COURT

                     FOR THE NORTHERN DISTRICT OF CALIFORNIA

                                SAN JOSE DIVISION

In re                         )  Case No. 01-54143-JRG
                              )
KOMAG, INCORPORATED, f/a/k/a  )  Chapter 11
HMT TECHNOLOGY CORPORATION,   )
a Delaware corporation,       )  DEBTOR'S FURTHER MODIFIED FIRST AMENDED PLAN OF
                              )  REORGANIZATION,
                  Debtor.     )  DATED MAY 7, 2002
                              )
                              )                 Continued Confirmation Hearing
                                                ------------------------------
                              )
                              )  Date:    May 9, 2002
                              )  Time:    11:00 a.m.
                              )  Place:   Courtroom 3020
                              )           280 South First Street
                              )           San Jose, California 95113-3099
                              )
------------------------------

                                TABLE OF CONTENTS

ARTICLE I    DEFINITIONS AND CONSTRUCTION OF TERMS...............................1
   1.1      ADMINISTRATIVE CLAIM.................................................1
   1.2      ADMINISTRATIVE TAX CLAIM.............................................1
   1.3      ALLOWED..............................................................1
   1.4      AMENDED AND RESTATED BYLAWS..........................................2
   1.5      AMENDED AND RESTATED CERTIFICATE OF INCORPORATION....................2
   1.6      BALLOT...............................................................2
   1.7      BALLOT DATE..........................................................2
   1.8      BANKRUPTCY CODE......................................................2
   1.9      BANKRUPTCY COURT.....................................................2
   1.10     BANKRUPTCY RULES.....................................................2
   1.11     BAR DATE.............................................................2
   1.12     BUSINESS DAY.........................................................2
   1.13     CASH.................................................................2
   1.14     CHAPTER 11 CASE......................................................2
   1.15     CLAIM................................................................2
   1.16     CLASS................................................................2
   1.17     COMMITTEE............................................................3
   1.18     CONFIRMATION DATE....................................................3
   1.19     CONFIRMATION ORDER...................................................3
   1.20     CONVENIENCE CLAIM....................................................3
   1.21     CONVERTIBLE NOTES CLAIMS.............................................3
   1.22     DEBTOR...............................................................3
   1.23     DISALLOWED...........................................................3
   1.24     DISCLOSURE STATEMENT.................................................3
   1.25     DISPUTED.............................................................3
   1.26     EFFECTIVE DATE.......................................................4
   1.27     EMPLOYEE RETENTION PLAN..............................................4
   1.28     EMPLOYEE RETENTION PLAN SUPPLEMENT...................................4
   1.29     EQUITY INTEREST......................................................4
   1.30     ESTATE...............................................................4
   1.31     EXIT FINANCING FACILITY..............................................4
   1.32     EXIT FINANCING FACILITY DOCUMENTS....................................4
   1.33     FINAL ORDER..........................................................4
   1.34     GENERAL UNSECURED CLAIM..............................................4
   1.35     LIEN.................................................................4
   1.36     LOAN RESTRUCTURE AGREEMENT...........................................4
   1.37     LOAN RESTRUCTURE AGREEMENT AGENT.....................................5
   1.38     LOAN RESTRUCTURE AGREEMENT CLAIM.....................................5
   1.39     LOAN RESTRUCTURE AGREEMENT LENDERS...................................5
   1.40     MMD..................................................................5
   1.41     MMD CLAIM............................................................5
   1.42     MMD PATENTS..........................................................5
   1.43     NELSON NOTE..........................................................5
   1.44     NELSON NOTE CLAIM....................................................5
   1.45     NEW CASH PAY NOTES...................................................5
   1.46     NEW COMMON STOCK.....................................................5
   1.47     NEW NOTES............................................................6
   1.48     NEW NOTES INDENTURE..................................................6
   1.49     NEW NOTES TRUSTEE....................................................6
   1.50     NEW PIK NOTES........................................................6
   1.51     NEW SECURITIES.......................................................6
   1.52     NEW SUBORDINATED PIK NOTES...........................................6

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

   1.53     NEW SUBORDINATED PIK NOTES INDENTURE.................................6
   1.54     NEW SUBORDINATED PIK NOTES TRUSTEE...................................6
   1.55     NEW WARRANTS.........................................................6
   1.56     NOTICE OF EFFECTIVE DATE.............................................6
   1.57     OLYMPUS NOTE.........................................................7
   1.58     OLYMPUS NOTE CLAIM...................................................7
   1.59     ORDINARY COURSE ADMINISTRATIVE CLAIM.................................7
   1.60     PETITION DATE........................................................7
   1.61     PLAN.................................................................7
   1.62     PLAN DOCUMENTS.......................................................7
   1.63     PLAN RATE............................................................7
   1.64     PLAN RELEASE.........................................................7
   1.65     PLAN SOLICITATION ORDER..............................................7
   1.66     PLAN SUPPLEMENT......................................................8
   1.67     PRIORITY CLAIM.......................................................8
   1.68     PRIORITY TAX CLAIM...................................................8
   1.69     PROFESSIONAL.........................................................8
   1.70     PROFESSIONAL CLAIM...................................................8
   1.71     PRO RATA SHARE.......................................................8
   1.72     REGISTRATION RIGHTS AGREEMENT........................................8
   1.73     REORGANIZED DEBTOR...................................................8
   1.74     REORGANIZED DEBTOR BOARD OF DIRECTORS................................8
   1.75     REORGANIZED DEBTOR OFFICERS..........................................8
   1.76     RIGHTS OF ACTION.....................................................8
   1.77     SCHEDULE OF REJECTED AGREEMENTS......................................8
   1.78     SCHEDULES............................................................9
   1.79     SECURED CLAIM........................................................9
   1.80     STATEMENT OF REORGANIZED DEBTOR DIRECTORS/OFFICERS...................9
   1.81     SUBORDINATED NOTES...................................................9
   1.82     SUBORDINATED NOTES CLAIM.............................................9
   1.83     SUBORDINATED NOTES COMMITTEE.........................................9
   1.84     SUBORDINATED NOTES INDENTURE.........................................9
   1.85     SUBORDINATED NOTES TRUSTEE...........................................9
   1.86     SUBSIDIARIES.........................................................9
   1.87     UNSECURED CLAIM......................................................9
   1.88     WESTERN DIGITAL......................................................9
   1.89     WESTERN DIGITAL LEASES..............................................10
   1.90     WESTERN DIGITAL NOTE................................................10
   1.91     WESTERN DIGITAL NOTE CLAIM..........................................10
   1.92     WESTERN DIGITAL REJECTION CLAIMS....................................10

ARTICLE II   TREATMENT REGARDING AND DEADLINE FOR THE ASSERTION OF
             ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS......................10

   2.1       ADMINISTRATIVE CLAIMS..............................................10

             (a)     Treatment of Administrative Claims.........................10
             (b)     Treatment of Professional Claims...........................10
             (c)     Deadline for the Filing and Assertion of Administrative
                     Claims other than Administrative Tax Claims and Ordinary
                     Course Administrative Claims...............................11
             (d)     Deadline for the Filing and Assertion of Administrative
                     Tax Claims.................................................11

   2.2       PRIORITY TAX CLAIMS................................................11

ARTICLE III  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS......................11

ARTICLE IV   TREATMENT OF CLAIMS AND EQUITY INTERESTS...........................12

   4.1       CLASS 1 - PRIORITY CLAIMS..........................................12

             (a)     Impairment and Voting......................................12
             (b)     Treatment..................................................12

   4.2       CLASS 2 - SECURED CLAIMS...........................................12

             (a)     Impairment and Voting......................................12
             (b)     Treatment..................................................12

   4.3       CLASS 3 - LOAN RESTRUCTURE AGREEMENT CLAIMS........................13

             (a)     Impairment and Voting......................................13
             (b)     Allowance..................................................13
             (c)     Treatment..................................................13

   4.4       CLASS 4 - WESTERN DIGITAL..........................................13

             Class 4-A (Western Digital Note Claim)
             (a)     Impairment and Voting......................................13
             (b)     Allowance..................................................13
             (c)     Treatment..................................................13

             Class 4-B (Western Digital Rejection Claims)
             (a)     Impairment and Voting......................................13
             (b)     Allowance..................................................13
             (c)     Treatment..................................................14

   4.5       CLASS 5 - CONVERTIBLE NOTES CLAIMS.................................14

             (a)     Impairment and Voting......................................14
             (b)     Allowance..................................................14
             (c)     Treatment..................................................14

   4.6       CLASS 6 - SUBORDINATED NOTES CLAIMS................................14

             (a)     Impairment and Voting......................................14
             (b)     Allowance..................................................14
             (c)     Treatment..................................................14

   4.7       CLASS 7 - GENERAL UNSECURED CLAIMS.................................15

             (a)     Impairment and Voting......................................15
             (b)     Treatment..................................................15

   4.8       CLASS 8 - CONVENIENCE CLAIMS.......................................15

             (a)     Impairment and Voting......................................15
             (b)     Treatment..................................................15

   4.9       CLASS 9 - EQUITY INTERESTS.........................................15

             (a)     Impairment and Voting......................................15
             (b)     Treatment..................................................15

   4.10      CLASS 10 - MMD CLAIM...............................................16

             (a)     Impairment and Voting......................................16
             (b)     Allowance..................................................16
             (c)     Treatment..................................................16

ARTICLE V    ACCEPTANCE OR REJECTION OF THE PLAN................................16

   5.1       VOTING OF CLAIMS...................................................16
   5.2       NONCONSENSUAL CONFIRMATION.........................................16

ARTICLE VI   EXECUTORY CONTRACTS AND UNEXPIRED LEASES...........................16

   6.1       ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.............16
   6.2       CURE PAYMENTS......................................................16

             (a)     Bar Date for the Assertion of Claims for Cure Payments.....17

   6.3       REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES..............17
   6.4       CLAIMS ARISING FROM REJECTION......................................17
   6.5       INDEMNIFICATION OBLIGATIONS........................................17

ARTICLE VII  IMPLEMENTATION AND MEANS OF CONSUMMATION OF THE PLAN...............18

   7.1       REVESTING OF ASSETS, INCLUDING RIGHTS OF ACTION....................18

             (a)     Prosecution of Rights of Action............................18
             (b)     No Waiver or Limitation of Rights of Action................18

   7.2       MANAGEMENT AND OPERATION OF THE REORGANIZED DEBTOR.................18
   7.3       REORGANIZED DEBTOR DIRECTORS AND OFFICERS..........................18
   7.4       AMENDMENT OF CERTIFICATE OF INCORPORATION..........................19
   7.5       AMENDMENT OF BYLAWS................................................19
   7.6       ISSUANCE OF NEW SECURITIES.........................................19

             (a)     Section 1145 Exemption.....................................19
             (b)     Listing and Reporting......................................19
             (c)     Registration Rights........................................19
             (d)     Trust Indenture Act........................................19

   7.7       EMPLOYEE RETENTION PLAN............................................20
   7.8       CANCELLATION OF EXISTING SECURITIES AND INSTRUMENTS................20

             (a)     Termination of Claims for Subordination and Other
                     Matters....................................................20

   7.9       CANCELLATION OF LIENS..............................................20
   7.10      CORPORATE ACTION...................................................20

ARTICLE VIII DISTRIBUTIONS......................................................20

   8.1       DISTRIBUTION AGENT.................................................20
   8.2       DELIVERY OF DISTRIBUTIONS..........................................21
   8.3       UNDELIVERABLE DISTRIBUTIONS........................................21

             (a)     Holding of Undeliverable Distributions.....................21
             (b)     Unclaimed Property.........................................21
             (c)     Notification and Forfeiture of Unclaimed Property..........21

   8.4       DISTRIBUTIONS OF CASH..............................................21
   8.5       TIMELINESS OF PAYMENTS.............................................21
   8.6       FRACTIONAL SECURITIES..............................................21
   8.7       COMPLIANCE WITH TAX REQUIREMENTS...................................21
   8.8       TIME BAR TO CASH PAYMENTS..........................................22
   8.9       NO DE MINIMIS DISTRIBUTIONS........................................22
   8.10      SURRENDER OF EXISTING SECURITIES AND INSTRUMENTS...................22
   8.11      NO DISTRIBUTIONS ON ACCOUNT OF DISPUTED CLAIMS OR DISPUTED
             EQUITY INTERESTS...................................................22

ARTICLE IX   DISPUTED CLAIMS....................................................22

   9.1       OBJECTIONS TO CLAIMS; PROSECUTION OF DISPUTED CLAIMS...............22
   9.2       PAYMENTS AND DISTRIBUTIONS WITH RESPECT TO DISPUTED CLAIMS.........23

ARTICLE X    EFFECT OF CONFIRMATION.............................................23

   10.1      TITLE TO ASSETS; DISCHARGE OF LIABILITIES..........................23
   10.2      DISCHARGE OF DEBTOR................................................23
   10.3      INJUNCTION.........................................................24
   10.4      TERM OF EXISTING INJUNCTIONS OR STAYS..............................24
   10.5      EXCULPATION........................................................24
   10.6      CLAIMS AND CAUSES OF ACTION........................................24
   10.7      MUTUAL RELEASES OF AND BY THE DEBTOR, THE LOAN RESTRUCTURE
             AGREEMENT LENDERS, THE SUBORDINATED NOTES TRUSTEE, AND MEMBERS
             OF THE SUBORDINATED NOTES COMMITTEE................................24

ARTICLE XI   RETENTION OF JURISDICTION..........................................25

   11.1      RETENTION OF JURISDICTION..........................................25

ARTICLE XII  MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN................26

   12.1      MODIFICATION OF PLAN...............................................26
   12.2      REVOCATION OR WITHDRAWAL...........................................26

ARTICLE XIII CONDITIONS PRECEDENT...............................................26

   13.1      CONDITION PRECEDENT TO CONFIRMATION................................26
   13.2      CONDITIONS PRECEDENT TO EFFECTIVE DATE.............................26
   13.3      WAIVER OF CONDITIONS TO EFFECTIVE DATE.............................27
   13.4      EFFECT OF FAILURE OF CONDITIONS....................................27

ARTICLE XIV  MISCELLANEOUS PROVISIONS...........................................27

   14.1      PAYMENT OF STATUTORY FEES..........................................27
   14.2      RETIREE BENEFITS...................................................27
   14.3      COMMITTEE..........................................................28
   14.4      POST-EFFECTIVE DATE FEES AND EXPENSES..............................28
   14.5      SEVERABILITY.......................................................28
   14.6      GOVERNING LAW......................................................28
   14.7      CLOSING OF CASE....................................................28
   14.8      EXEMPTION FROM TRANSFER TAXES......................................28
   14.9      EFFECTUATING DOCUMENTS AND FURTHER TRANSACTIONS....................28
   14.10     NOTICE OF EFFECTIVE DATE...........................................29
   14.11     POSTCONFIRMATION UNITED STATES TRUSTEE QUARTERLY FEES..............29
   14.12     CHAPTER 11 POSTCONFIRMATION REPORTS AND FINAL DECREE...............29

        Komag, Incorporated, proposes the following plan of reorganization pursuant to section 1121 of the Bankruptcy Code:

                                   ARTICLE I
                      DEFINITIONS AND CONSTRUCTION OF TERMS

         RULES OF CONSTRUCTION. The following rules of construction apply to this Plan: (a) unless otherwise specified, all references in this Plan to Articles, Sections, and Exhibits are to the respective Article of, Section in, or Exhibit to this Plan, as the same may be amended or modified from time to time; (b) the headings in this Plan are for convenience of reference only and do not limit or otherwise affect the provisions of this Plan; (c) words denoting the singular number include the plural number and vice versa; (d) the rules of construction set forth in section 102 of the Bankruptcy Code apply; (e) in computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) apply; and (f) the words "herein," "hereof," "hereto," "hereunder," and others of similar import refer to this Plan as a whole and not to any particular Article, Section, subsection, or clause contained in this Plan.

         DEFINITIONS. Terms used in this Plan that are not otherwise defined in
Article I have the meanings assigned to them in the Bankruptcy Code and in the Bankruptcy Rules. As used in this Plan, the following terms have the respective meanings specified below:

        1.1 ADMINISTRATIVE CLAIM means any of the following: (a) a Claim for an administrative expense of the kind described in sections 503(b), 507(a)(1), 507(b), or 1114(e)(2) of the Bankruptcy Code; and (b) any fees or charges lawfully assessed against the estate of the Debtor under section 1930 of title 28 of the United States Code.

        1.2 ADMINISTRATIVE TAX CLAIM means an Administrative Claim asserted by a governmental unit for taxes (and for interest and/or penalties related to such taxes) for any tax year or period, all or any portion of which occurs or falls within the period from and including the Petition Date through and including the Effective Date.

        1.3 ALLOWED means:

                a. As it relates to Claims, a Claim that:

                        i. Has been deemed filed within the meaning of section
                1111(a) of the Bankruptcy Code, and as to which (x) no proof of Claim has been filed in compliance with section 501 of the Bankruptcy Code, and (y) no objection has been filed within the deadline established pursuant to Section 9.1;

                        ii. Is asserted in a proof of Claim filed in compliance
                with section 501 of the Bankruptcy Code (and any applicable orders of the Bankruptcy Court) and as to which (x) no objection has been filed within the deadline established pursuant to
                Section 9.1; (y) the Bankruptcy Court has entered a Final Order allowing all or a portion of such Claim (but only in the amount so allowed); or (z) the Bankruptcy Court has entered a Final Order under section 502(c) of the Bankruptcy Code estimating the amount of the Claim for purposes of allowance;

                        iii. Is expressly allowed under Article IV of this Plan;

                        iv. Is designated as "allowed" in a pleading entitled
                "Designation of Allowed Claims" (or a similar title of the same import) filed with the Bankruptcy Court by the Reorganized Debtor on or after the Effective Date; or

                        v. Is an Administrative Claim as to which the Bankruptcy
                Court has entered a Final Order allowing all or a portion of such Claim (but only in the amount so allowed).

                b. As it relates to Equity Interests, an Equity Interest that is
        (i) identified in the stock register maintained by or on behalf of the Debtor as of the Effective Date and as to which no objection has been filed within the deadline established pursuant to Section 9.1; or (ii) allowed by a Final Order of the Bankruptcy Court.

        1.4 AMENDED AND RESTATED BYLAWS means the amended and restated Bylaws of the Reorganized Debtor in substantially the form included in the Plan Supplement.

        1.5 AMENDED AND RESTATED CERTIFICATE OF INCORPORATION means the amended and restated Certificate of Incorporation of the Reorganized Debtor in substantially the form included in the Plan Supplement.

        1.6 BALLOT means the ballot(s), in the form(s) approved by the Bankruptcy Court in the Plan Solicitation Order, accompanying the Disclosure Statement and provided to each holder of a Claim or Equity Interest entitled to vote to accept or reject this Plan, on which such holders may vote to accept or reject this Plan and, if applicable, make an election to have such holder's Claim treated as a Convenience Claim or not treated as a Convenience Claim under this Plan.

        1.7 BALLOT DATE means the date set by the Bankruptcy Court in the Plan Solicitation Order by which a Ballot must be received in order to be counted.

        1.8 BANKRUPTCY CODE means title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Case.

        1.9 BANKRUPTCY COURT means the United States Bankruptcy Court for the Northern District of California, San Jose Division, or such other court that lawfully exercises jurisdiction over the Chapter 11 Case.

        1.10 BANKRUPTCY RULES means the Federal Rules of Bankruptcy Procedure, as amended from time to time, as applicable to the Chapter 11 Case, together with the local rules of the Bankruptcy Court applicable to the Chapter 11 Case. Unless otherwise indicated, references in this Plan to "Bankruptcy Rule _____" are to the specifically identified rule of the Federal Rules of Bankruptcy Procedure.

        1.11 BAR DATE means November 21, 2001, the date established by the Bankruptcy Court as the last day for filing of proofs of Claim in the Chapter 11 Case.

        1.12 BUSINESS DAY means any day other than a Saturday, a Sunday, or another "legal holiday" as defined in Bankruptcy Rule 9006(a).

        1.13 CASH means cash or cash equivalents.

        1.14 CHAPTER 11 CASE means the case under chapter 11 of the Bankruptcy Code commenced by the Debtor, styled In re Komag, Incorporated, Case No. 01-54143-JRG, currently pending in the Bankruptcy Court.

        1.15 CLAIM means a claim against the Debtor or its property within the meaning of section 101(5) of the Bankruptcy Code.

        1.16 CLASS means one of the classes of Claims or Equity Interests established under Article III pursuant to section 1122 of the Bankruptcy Code.

        1.17 COMMITTEE means the statutory committee of unsecured creditors appointed by the United States Trustee in the Chapter 11 Case pursuant to section 1102 of the Bankruptcy Code.

        1.18 CONFIRMATION DATE means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.

        1.19 CONFIRMATION ORDER means the order entered by the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

        1.20 CONVENIENCE CLAIM means a Claim that otherwise would be a General Unsecured Claim and that (a) is Allowed in an amount of $10,000 or less, or (b) is the subject of an irrevocable written election by the holder of such Claim, as made on a validly executed and timely delivered Ballot, to reduce the maximum amount of the Claim to $10,000; provided, however, that Convenience Claim excludes any Claim that is the subject of an irrevocable written election by the holder of such Claim, as made on a validly executed and timely delivered Ballot, to opt out of Class 8 under this Plan and into Class 7 under this Plan.

        1.21 CONVERTIBLE NOTES CLAIMS mean, collectively, the Nelson Note Claim and the Olympus Note Claim.

        1.22 DEBTOR means Komag, Incorporated, a Delaware corporation, f/a/k/a HMT Technology Corporation.

        1.23 DISALLOWED means:

                a. As it relates to Claims, a Claim or portion thereof that (i) has been disallowed by a Final Order; (ii) is identified in the Schedules in an amount of zero dollars or as contingent, unliquidated, or disputed and as to which no proof of Claim was filed on or before the Bar Date (or such other applicable deadline established by the Bankruptcy Court with respect to such Claim); or (iii) is not listed in the Schedules and as to which no proof of Claim has been filed or deemed filed on or before the Bar Date (or such other applicable deadline established by the Bankruptcy Court with respect to such Claim).

                b. As it relates to Equity Interests, an Equity Interest that
        (i) is not identified in the stock register maintained by or on behalf of the Debtor as of the Effective Date; or (ii) has been disallowed by a Final Order.

        1.24 DISCLOSURE STATEMENT means the Disclosure Statement with respect to this Plan, approved by the Bankruptcy Court in the Plan Solicitation Order as containing adequate information for the purpose of dissemination and solicitation of votes on and confirmation of this Plan, as it may be altered, amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the Bankruptcy Rules.

        1.25 DISPUTED means any Claim, Equity Interest, or any portion thereof that has not become Allowed and that is not Disallowed. In the event that any part of a Claim or Equity Interest is Disputed, such Claim or Equity Interest shall be deemed Disputed in its entirety for purposes of distribution under this Plan unless the Reorganized Debtor agrees otherwise in its sole discretion. Without limiting any of the foregoing, a Claim or Equity Interest that is the subject of a pending application, motion, complaint, objection, or any other legal proceeding seeking to disallow, limit, subordinate, or estimate such Claim or Equity Interest shall be deemed to be Disputed.

        1.26 EFFECTIVE DATE means the first Business Day after the date on which the conditions specified in Section 13.2 have been satisfied or waived.

        1.27 EMPLOYEE RETENTION PLAN means a program for compensation, retention, and severance for employees of the Reorganized Debtor on substantially the terms and conditions set forth in the Employee Retention Plan Supplement, including without limitation (a) the provision for grants of up to 1,625,000 shares of New Common Stock; (b) three-year employment contracts for senior officers of the Debtor, providing for compensation at least equal to compensation levels as of the Petition Date (with annual adjustments based upon market data for comparable companies) and payments in the event of termination without cause or a change in control without an offer of comparable employment equal to 2.99 times annual compensation (including salary, bonus, and benefits) in place at the time of termination or change in control; and (c) assumption of any existing employee severance and retention plan approved and implemented during the Chapter 11 Case (provided that such plan has terms no more favorable to the Debtor or its employees than the terms described in the Debtor's "Motion For Order Approving Employee Retention And Severance Program," filed with the Bankruptcy Court on or about September 6, 2001).

        1.28 EMPLOYEE RETENTION PLAN SUPPLEMENT means the Supplement describing the terms and conditions of the Employee Retention Plan.

        1.29 EQUITY INTEREST means an equity security of the Debtor within the meaning of section 101(16) of the Bankruptcy Code.

        1.30 ESTATE means the estate created pursuant to section 541 of the Bankruptcy Code upon commencement of the Chapter 11 Case.

        1.31 EXIT FINANCING FACILITY means a working capital or revolving credit facility in an amount of up to $20,000,000, to be effective as of the Effective Date, with terms and conditions acceptable to the Debtor and otherwise permissible under the New Notes Indenture, subject to the right of first refusal granted by the Debtor to certain Loan Restructure Agreement Lenders prior to the Petition Date.

        1.32 EXIT FINANCING FACILITY DOCUMENTS means the loan, security, and pledge agreements governing the Exit Financing Facility.

        1.33 FINAL ORDER means a judgment, order, ruling, or other decree issued and entered by the Bankruptcy Court or by any state or other federal court or other tribunal having jurisdiction over the subject matter thereof which judgment, order, ruling, or other decree has not been reversed, stayed, modified, or amended and as to which (a) the time to appeal or petition for review, rehearing or certiorari has expired and no appeal or petition for review, rehearing or certiorari is then pending; or (b) any appeal or petition for review, rehearing or certiorari has been finally decided and no further appeal or petition for review, rehearing or certiorari can be taken or granted.

        1.34 GENERAL UNSECURED CLAIM means an Unsecured Claim other than a Loan Restructure Agreement Claim, a Western Digital Claim, a Convertible Notes Claim, a Subordinated Notes Claim, a Convenience Claim, or an MMD Claim.

        1.35 LIEN means any charge against or interest in property within the meaning of section 101(37) of the Bankruptcy Code.

        1.36 LOAN RESTRUCTURE AGREEMENT means that certain Loan Restructure Agreement, dated as of June 1, 2000, among the Debtor, Fleet National Bank as Restructure Agent, and the lenders named therein, and all of the "Loan Documents" (as such term is defined therein) and instruments relating thereto, as all of the foregoing may have been amended, supplemented or modified.

        1.37 LOAN RESTRUCTURE AGREEMENT AGENT means the "Restructure Agent" appointed pursuant to and as defined in the Loan Restructure Agreement.

        1.38 LOAN RESTRUCTURE AGREEMENT CLAIM means a Claim arising under or related to the Loan Restructure Agreement, except for and excluding the Convertible Notes Claims.

        1.39 LOAN RESTRUCTURE AGREEMENT LENDERS means holders of the Loan Restructure Agreement Claims.

        1.40 MMD means Magnetic Media Development, L.L.C.

        1.41 MMD CLAIM means the proof of Claim filed by MMD in an amount of $33,360,000, identified as Claim Number 239 on the Official Claims Register in the Chapter 11 Case, by which MMD alleges Claims for infringement of the MMD Patents, and any and all other Claims against the Debtor or the Estate with respect to the MMD Patents or otherwise asserted or held by MMD.

        1.42 MMD PATENTS means United States Letters Patent Nos. 4,735,840, 5,082,747, 5,316,864, 5,626,970, and 6,036,824 and any other patents or intellectual property rights owned or asserted by MMD or in which MMD claims an interest.

        1.43 NELSON NOTE means that certain Convertible Note, dated June 2, 2000, issued by the Debtor in favor of Nelson Partners Ltd. in the principal amount of $3,675,000.00, and all of the documents and instruments relating thereto, as all of the foregoing may have been amended, supplemented or modified.

        1.44 NELSON NOTE CLAIM means a Claim arising under or related to the Nelson Note.

        1.45 NEW CASH PAY NOTES means the "Cash Pay Portions" of the New Notes to be issued by the Reorganized Debtor pursuant to the New Notes Indenture, in the aggregate principal amount of $85,332,000, with the following material terms: (a) due on the fifth anniversary of the Effective Date; (b) amortizing quarterly over a four-year period on a straight line basis beginning on the first anniversary of the Effective Date; (c) interest payable monthly in arrears in cash at a rate equal to the prime rate of interest plus three hundred basis points (with such rate not to be less than 8% per annum); and (d) secured by a first priority security interest in all assets of the Reorganized Debtor (except in the case of the Reorganized Debtor's ownership interest in its foreign Subsidiaries, which shall be subject to a pledge of not more than sixty-five percent (65%) of the Reorganized Debtor's interest therein) (on a pari passu basis with the New PIK Notes), subject to the Exit Financing Facility. Each New Cash Pay Note and New PIK Note will be issued under the New Notes Indenture as one instrument having both a "Cash Pay portion" and a "PIK Portion," and the New Cash Pay Notes and New PIK Notes will not trade independently of each other.

        1.46 NEW COMMON STOCK means the common stock, with a par value of $.01 per share, of the Reorganized Debtor from and after the Effective Date, issued pursuant to this Plan and the Amended and Restated Certificate of Incorporation. 50,000,000 shares of New Common Stock shall be authorized as of the Effective Date, of which 24,451,285 shares shall be issued and distributed in accordance with the terms and conditions of this Plan to (a) holders of Allowed Claims and Equity Interests, and (b) beneficiaries of the Employee Retention Plan.

        1.47 NEW NOTES means the new senior secured notes to be issued by the Reorganized Debtor pursuant to the New Notes Indenture, each of which will have both a "Cash Pay Portion" and a "PIK Portion." In the event only a New Cash Pay
Note is to be issued to a particular holder, the "PIK Portion" of the New Note issued will be zero, and in the event only a New PIK Note is to be issued to a particular holder, the "Cash Pay Portion" of the New Note issued will be zero.

        1.48 NEW NOTES INDENTURE means the indenture, dated as of the Effective Date, governing the New Cash Pay Notes and the New PIK Notes, among the Reorganized Debtor, as issuer, and the New Notes Trustee, together with all ancillary security, guaranty, and pledge agreements.

        1.49 NEW NOTES TRUSTEE means the trustee under the New Notes Indenture.

        1.50 NEW PIK NOTES means the "PIK Portions" of the New Notes to be issued by the Reorganized Debtor pursuant to the New Notes Indenture, in the aggregate principal amount of $43,500,000, with the following material terms:
(a) due on the fifth anniversary of the Effective Date; (b) interest payable in kind monthly in arrears at a rate of 12% per annum; and (c) secured by a first priority security interest in all assets of the Reorganized Debtor (except in the case of the Reorganized Debtor's ownership interest in its foreign Subsidiaries, which shall be subject to a pledge of not more than sixty-five percent (65%) of the Reorganized Debtor's interest therein) (on a pari passu basis with the New Cash Pay Notes), subject to the Exit Financing Facility. Each New Cash Pay Note and New PIK Note will be issued under the New Notes Indenture as one instrument having both a "Cash Pay portion" and a "PIK Portion," and the New Cash Pay Notes and New PIK Notes will not trade independently of each other.

        1.51 NEW SECURITIES means, collectively, the New Common Stock, the New Notes, the New Subordinated PIK Notes, and the New Warrants.

        1.52 NEW SUBORDINATED PIK NOTES means the new subordinated secured notes to be issued by the Reorganized Debtor pursuant to the New Subordinated PIK Notes Indenture, in the aggregate principal amount of $7,000,000, with the following material terms: (a) fully subordinated to the New Notes and the Exit Facility; (b) a maturity date of six months following the maturity date of the New Notes, (c) secured by a junior security interest in the collateral pledged to secure the New Notes, which security interest will be fully subordinated to the security interest granted in respect of the New Notes and the Exit Facility;
(d) cross-acceleration provisions to the New Notes; and (e) otherwise substantially similar terms and conditions as the New Notes.

        1.53 NEW SUBORDINATED PIK NOTES INDENTURE means the indenture, dated as of the Effective Date, governing the New Subordinated PIK Notes, among the Reorganized Debtor, as issuer, and the New Subordinated PIK Notes Trustee, together with all ancillary security, guaranty, and pledge agreements.

        1.54 NEW SUBORDINATED PIK NOTES TRUSTEE means the trustee under the New Subordinated PIK Notes Indenture.

        1.55 NEW WARRANTS means warrants to purchase up to 1,000,000 shares of New Common Stock, at an exercise price of $9.00 per share, exercisable for a period of three (3) years after the Effective Date.

        1.56 NOTICE OF EFFECTIVE DATE means the Notice prepared and mailed pursuant to Section 14.10.

        1.57 OLYMPUS NOTE means that certain Convertible Note, dated June 2, 2000, issued by the Debtor in favor of Olympus Securities Ltd. in the principal amount of $5,606,730.81, and all of the documents and instruments relating thereto, as all of the foregoing may have been amended, supplemented or modified.

        1.58 OLYMPUS NOTE CLAIM means a Claim arising under or related to the Olympus Note.

        1.59 ORDINARY COURSE ADMINISTRATIVE CLAIM means an Administrative Claim, other than a Professional Claim or an Administrative Tax Claim, that represents an obligation incurred in the ordinary course of business of the Debtor (as determined by the Debtor or the Reorganized Debtor in their sole discretion).

        1.60 PETITION DATE means August 24, 2001, the date on which the Debtor commenced the Chapter 11 Case.

        1.61 PLAN means this chapter 11 plan of reorganization, together with any and all Exhibits thereto and the Plan Documents, each in their present form or as they may be altered, amended or modified from time to time in accordance with the provisions of this Plan, the Confirmation Order, the Bankruptcy Code, and the Bankruptcy Rules.

        1.62 PLAN DOCUMENTS means the Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws, the Employee Retention Plan Supplement, the Exit Financing Facility Documents, the New Cash Pay Notes, the New PIK Notes, the New Notes Indenture, the New Subordinated PIK Notes, the New Subordinated PIK Notes Indenture, the Registration Rights Agreement, the New Warrants, the Schedule of Rejected Agreements, the Plan Release, and the Statement of Reorganized Debtor Directors/Officers, drafts of which will be included in the Plan Supplement.

        1.63 PLAN RATE means (a) the rate available for U.S. Treasury Bills that are issued on the Effective Date with a ninety-day maturity; or (b) any such other rate determined by the Bankruptcy Court in connection with confirmation of this Plan to be an appropriate rate to be applied to Priority Tax Claims in accordance with section 1129(a)(9)(C) of the Bankruptcy Code.

        1.64 PLAN RELEASE means a mutual release in substantially the form included with the Plan Supplement, providing for consensual mutual releases between and among the Debtor, the Estate, the Loan Restructure Agreement Lenders, the Subordinated Notes Trustee, members of the Subordinated Notes Committee, and each of their respective affiliates, subsidiaries, directors, officers, agents, employees, attorneys, professionals, successors, assigns, and any other entity that claims by, through, or under any of them, with respect to all debts, demands, actions, claims, causes of action, contracts, agreements, covenants, promises, damages, and liabilities whatsoever, whether known or unknown, based upon, relating to, or arising from any act, fact, transaction, agreement, or omission occurring or existing on or prior to the Effective Date, excluding obligations under the Plan and the Plan Documents.

        1.65 PLAN SOLICITATION ORDER means the Order Approving (I) Adequacy Of Information In Disclosure Statement With Respect To The Debtor's Plan Of Reorganization; (II) Form, Scope And Nature Of Solicitation, Balloting, Tabulation And Notices With Respect Thereto; And (III) Related Confirmation Procedures, Deadlines And Notices, by which the Bankruptcy Court approved the Disclosure Statement as containing adequate information for the purpose of dissemination and solicitation of votes on and confirmation of this Plan and established certain rules, deadlines, and procedures for the solicitation of votes with respect to and the balloting on this Plan.

        1.66 PLAN SUPPLEMENT means a separate volume to be filed with the Clerk of the Bankruptcy Court, containing working drafts of the Plan Documents. The Plan Supplement shall be filed with the Clerk of the Bankruptcy Court no later than seven calendar days prior to the commencement of the continued hearing to consider confirmation of this Plan, or on such other date as the Bankruptcy Court may establish.

        1.67 PRIORITY CLAIM means a Claim entitled to priority in payment under section 507(a) of the Bankruptcy Code, excluding any Claim that is an Administrative Claim or a Priority Tax Claim.

        1.68 PRIORITY TAX CLAIM means a Claim entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code.

        1.69 PROFESSIONAL means any person employed or to be compensated pursuant to sections 326, 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code.

        1.70 PROFESSIONAL CLAIM means a Claim by a Professional for compensation and/or reimbursement of expenses pursuant to sections 326, 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code.

        1.71 PRO RATA SHARE means, with respect to any distribution to a Class under this Plan, as of any particular date of distribution, proportionate sharing pursuant to which the ratio of the cumulative amount of all property distributed on account of an Allowed Claim (or Allowed Equity Interest) to the amount of such Allowed Claim (or Allowed Equity Interest) is the same as the ratio of the cumulative amount distributed to such Class to the total amount of all Allowed Claims and Disputed Claims (or Allowed Equity Interests and Disputed Equity Interests) classified into such Class.

        1.72 REGISTRATION RIGHTS AGREEMENT means the agreement governing registration of the New Notes and New Common Stock for the benefit of those holders of New Notes and New Common Stock as of the Effective Date who may be regarded as underwriters within the meaning ascribed to such term in section 1145 of the Bankruptcy Code.

        1.73 REORGANIZED DEBTOR means the Debtor on and after the Effective
Date.

        1.74 REORGANIZED DEBTOR BOARD OF DIRECTORS means the Board of Directors of the Reorganized Debtor on the Effective Date.

        1.75 REORGANIZED DEBTOR OFFICERS means the officers of the Reorganized Debtor on the Effective Date.

        1.76 RIGHTS OF ACTION means any rights, claims, or causes of action owned by or accruing to the Debtor (including as a debtor in possession) or the Estate pursuant to the Bankruptcy Code or pursuant to any statute or legal theory, including, without limitation, section 541 of the Bankruptcy Code, and any avoidance or recovery actions under sections 544, 545, 547, 548, 549, 550, 551, and 553 of the Bankruptcy Code, and any rights to, claims, or causes of action for recovery under any policies of insurance issued to or on behalf of the Debtor or the Estate.

        1.77 SCHEDULE OF REJECTED AGREEMENTS means the Schedule of executory contracts and unexpired leases to be rejected pursuant to Section 6.3.

        1.78 SCHEDULES means the Schedules of Assets and Liabilities filed by the Debtor pursuant to Bankruptcy Rule 1007, as they have been or may be amended or supplemented from time to time in accordance with Bankruptcy Rule 1009.

        1.79 SECURED CLAIM means a Claim that is alleged to be secured, in whole or in part, (a) by a Lien that is not subject to avoidance or subordination under the Bankruptcy Code or applicable non-bankruptcy law; or (b) as a result of rights of setoff under section 553 of the Bankruptcy Code; but in any event only to the extent of the value, determined in accordance with section 506(a) of the Bankruptcy Code, of the holder's interest in the Estate's interest in property or to the extent of the amount subject to such setoff, as the case may be.

        1.80 STATEMENT OF REORGANIZED DEBTOR DIRECTORS/OFFICERS means the Statement identifying the members of the Reorganized Debtor Board of Directors and the Reorganized Debtor Officers and any insiders who will be employed or retained by the Reorganized Debtor as of the Effective Date, and providing any other information required by section 1129(a)(5) of the Bankruptcy Code.

        1.81 SUBORDINATED NOTES mean, collectively, the 5 3/4% Convertible Subordinated Notes due 2004 issued by HMT Technology Corporation in a principal amount of $230,000,000.00 pursuant to the Subordinated Notes Indenture, and all of the documents and instruments relating thereto, as all of the foregoing may have been amended, supplemented or modified.

        1.82 SUBORDINATED NOTES CLAIM means a Claim or Equity Interest arising under or related to the Subordinated Notes or the Subordinated Notes Indenture, including without limitation the fraudulent transfer, equitable and/or contractual subordination, and other Claims alleged in the proof of Claim filed by the Subordinated Notes Committee (identified as Claim Number 398 on the Official Claims Register in the Chapter 11 Case), in the proof of Claim filed by the Subordinated Notes Trustee (identified as Claim Number 322 on the Official Claims Register in the Chapter 11 Case), and in the other pleadings filed by the Subordinated Notes Committee and by the Subordinated Notes Trustee in the Chapter 11 Case.

        1.83 SUBORDINATED NOTES COMMITTEE means the informal committee of holders of Subordinated Notes consisting of Camden Asset Management LP, Creedon Capital LLP, WM High Yield Fund, SunAmerica High Yield Fund, SC Fundamental Value Fund LP, and JMG Convertible Investment SCR.

        1.84 SUBORDINATED NOTES INDENTURE means the Indenture, dated as of January 15, 1997, among HMT Technology Corporation and State Street Bank and Trust Company of California, N.A., providing for the issuance of the Subordinated Notes, and all of the documents and instruments relating thereto, as all of the foregoing may have been amended, supplemented or modified.

        1.85 SUBORDINATED NOTES TRUSTEE means the "Trustee" appointed pursuant to and as defined in the Subordinated Notes Indenture.

        1.86 SUBSIDIARIES means the subsidiaries and affiliates in which the Debtor directly or indirectly owns an interest.

        1.87 UNSECURED CLAIM means any Claim that is not a Secured Claim, an Administrative Claim, a Priority Claim, a Priority Tax Claim, or a Convenience Claim.

        1.88 WESTERN DIGITAL means Western Digital Corporation, a Delaware corporation.

        1.89 WESTERN DIGITAL LEASES mean, collectively, the following agreements, which were rejected under section 365 of the Bankruptcy Code pursuant to an Order of the Bankruptcy Court dated August 28, 2001: (a) the "Lease Agreement (Real Property)," among Western Digital and JRC Trust I, dated June 1, 1998 (including all subleases); (b) the "Master Lease Agreement (Personal Property)," among Western Digital and CIT Technologies Corporation d/b/a CIT Systems Leasing (as successor in interest to, inter alia, Encore International, Inc.), dated December 1, 1989 (including all equipment schedules); (c) the "Global Master Rental Agreement (Personal Property)," among Western Digital and Comdisco, Inc., dated September 30, 1992 (including all equipment schedules); and (d) the "Master Lease Agreement (Personal Property)," among Western Digital and Leasing Solutions, Inc., dated September 2, 1992.

        1.90 WESTERN DIGITAL NOTE means that certain Promissory Note, dated April 8, 1999, issued by the Debtor in favor of Western Digital in the principal amount of $30,077,357.00, and all of the documents and instruments relating thereto, as all of the foregoing may have been amended, supplemented or modified.

        1.91 WESTERN DIGITAL NOTE CLAIM means a Claim arising under or related to the Western Digital Note.

        1.92 WESTERN DIGITAL REJECTION CLAIMS mean, collectively, all Claims other than the Western Digital Note Claim in favor of or held as of the Petition Date by Western Digital (including without limitation Claims arising from the Debtor's rejection of the Western Digital Leases and any such Claims assigned by Western Digital to one or more Loan Restructure Agreement Lenders after the Petition Date).

                                   ARTICLE II
              TREATMENT REGARDING AND DEADLINE FOR THE ASSERTION OF
                 ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS

        2.1 ADMINISTRATIVE CLAIMS.

               (a) TREATMENT OF ADMINISTRATIVE CLAIMS. Except as provided in
Section 2.1(b) below with respect to Professional Claims or to the extent that the holder of an Allowed Administrative Claim agrees to a different treatment, the Reorganized Debtor or its agent shall pay to each holder of an Allowed Administrative Claim, in full satisfaction, release and discharge of such Claim, Cash in an amount equal to such Allowed Administrative Claim on the later of the Effective Date and the date on which such Claim becomes an Allowed Administrative Claim, or as soon thereafter as is practicable; provided, however, that Ordinary Course Administrative Claims shall be paid in full and honored by the Reorganized Debtor in the ordinary course of business in accordance with the terms and conditions of the particular transactions and any agreements relating thereto.

               (b) TREATMENT OF PROFESSIONAL CLAIMS. Except to the extent that the holder of an Allowed Professional Claim agrees to a different treatment, the Reorganized Debtor or its agent shall pay to each holder of an Allowed Professional Claim, in full satisfaction, release and discharge of such Claim, Cash in an amount equal to such Allowed Professional Claim on or as soon as reasonably practicable following the date on which the Bankruptcy Court order allowing such Professional Claim becomes a Final Order.

               (c) DEADLINE FOR THE FILING AND ASSERTION OF ADMINISTRATIVE CLAIMS OTHER THAN ADMINISTRATIVE TAX CLAIMS AND ORDINARY COURSE ADMINISTRATIVE CLAIMS. All requests for payment or any other means of preserving and obtaining payment of Administrative Claims that have not been paid, released, or otherwise settled, including all requests for payment of Professional Claims but excluding requests for Administrative Tax Claims and Ordinary Course Administrative Claims, must be filed with the Bankruptcy Court and served upon the Reorganized Debtor and the United States Trustee no later than thirty (30) days after the date on which the Notice of Effective Date is mailed. Any request for payment of an Administrative Claim other than an Administrative Tax Claim or an Ordinary Course Administrative Claim that is not timely filed by such date will be forever barred, and holders of such Claims will be barred from asserting such Claims in any manner against the Debtor, the Estate, or the Reorganized Debtor.

               (d) DEADLINE FOR THE FILING AND ASSERTION OF ADMINISTRATIVE TAX CLAIMS. All requests for payment or any other means of preserving and obtaining payment of Administrative Tax Claims that have not been paid, released, or otherwise settled must be filed with the Bankruptcy Court and served upon the Reorganized Debtor and the United States Trustee on or before the later of (a) thirty (30) days after the date on which the Notice of Effective Date is mailed; and (b) one hundred and twenty (120) days after the filing of the tax return for such taxes with the applicable governmental unit. Any request for payment of an Administrative Tax Claim that is not timely filed as set forth above will be forever barred, and holders of such Claims will be barred from asserting such Claims in any manner against the Debtor, the Estate, or the Reorganized Debtor.

        2.2 PRIORITY TAX CLAIMS. Except to the extent that the holder of an Allowed Priority Tax Claim agrees to a different treatment, the Reorganized Debtor shall provide to each holder of an Allowed Priority Tax Claim, in full satisfaction, release and discharge of such Claim, the following treatment, to be selected by the Debtor in its sole discretion through a designation filed with the Bankruptcy Court prior to the Effective Date: either (a) Cash in an amount equal to such Allowed Priority Tax Claim paid on the later of the Effective Date and the date on which such Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable; or (b) Cash payments made in accordance with section 1129(a)(9)(c) of the Bankruptcy Code, in up to twelve
(12) equal installments made over a period not to exceed six (6) years from the date of assessment of such Allowed Priority Tax Claim, commencing within six (6) months after the Effective Date (or, if such Claim has not become an Allowed Priority Tax Claim by that time, as soon as practicable after the date of allowance of the Claim), in an amount equal to the amount of the Allowed Priority Tax Claim together with interest at the Plan Rate accruing from the Effective Date. Absent a timely designation as set forth above, an Allowed Priority Claim shall be treated in accordance with option (b), above.

                                  ARTICLE III
                  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

         Pursuant to section 1122 of the Bankruptcy Code, all Claims other than Administrative Claims and Priority Tax Claims, and all Equity Interests, are classified for all purposes, including voting, confirmation, and distribution pursuant to this Plan, as follows:

                  Class 1      -  Priority Claims

                  Class 2     -   Secured Claims
                                  (each Allowed Secured Claim shall be deemed to be classified within a separate subclass for purposes of voting on and confirmation of this
                                  Plan)

                  Class 3     -   Loan Restructure Agreement Claims

                  Class 4     -   Western Digital

                                  Class 4-A  Western Digital Note Claim

                                  Class 4-B  Western Digital Rejection Claims

                  Class 5     -   Convertible Notes Claims

                  Class 6     -   Subordinated Notes Claims

                  Class 7     -   General Unsecured Claims

                  Class 8     -   Convenience Claims

                  Class 9     -   Equity Interests

                  Class 10    -   MMD Claim

                                   ARTICLE IV
                    TREATMENT OF CLAIMS AND EQUITY INTERESTS

        4.1 CLASS 1 - PRIORITY CLAIMS.

               (a) IMPAIRMENT AND VOTING. Class 1 is impaired by this Plan. The holders of Claims classified into Class 1 are entitled to vote their Priority Claims to accept or reject this Plan in accordance with the Plan Solicitation Order.

               (b) TREATMENT. Except to the extent that the holder of an Allowed Priority Claim agrees to a different treatment, the Reorganized Debtor or its agent shall provide to each holder of an Allowed Priority Claim, in full satisfaction, release and discharge of such Claim, Cash in an amount equal to its Allowed Priority Claim, paid on the later of the Effective Date and the date on which such Claim becomes an Allowed Priority Claim, or as soon thereafter as is practicable.

        4.2 CLASS 2 - SECURED CLAIMS.

               (a) IMPAIRMENT AND VOTING. Class 2 is impaired by this Plan. The holders of Claims classified into Class 2 are entitled to vote their Secured Claims to accept or reject this Plan in accordance with the Plan Solicitation Order.

               (b) TREATMENT. Except to the extent that the holder of an Allowed Secured Claim agrees to a different treatment, on the later of the Effective Date and the date on which a Secured Claim becomes an Allowed Secured Claim, or as soon thereafter as is practicable, the Reorganized Debtor or its agent shall provide to each holder of an Allowed Secured Claim, in full satisfaction, release and discharge of such Claim, one of the following treatments, to be selected by the Debtor in its sole discretion through a designation filed with the Bankruptcy Court prior to the Effective Date: (i) the Plan shall leave unaltered the legal, equitable or contractual rights to which such Claim entitles the holder thereof or otherwise render such Claim unimpaired pursuant to section 1124 of the Bankruptcy Code; (ii) the Reorganized Debtor will surrender to the holder of such Claim the property securing such Claim; or (iii) the Reorganized Debtor will issue to the holder of such Claim a promissory note providing for deferred cash payments satisfying the requirements of section 1129(b)(2)(A)(i)(II) of the Bankruptcy Code and a lien satisfying the requirements of section 1129(b)(2)(A)(i)(I). Absent a timely designation as set forth above, each Allowed Secured Claim shall be treated in accordance with option (ii), above.

        4.3 CLASS 3 - LOAN RESTRUCTURE AGREEMENT CLAIMS.

               (a) IMPAIRMENT AND VOTING. Class 3 is impaired by this Plan. The holders of Claims classified into Class 3 are entitled to vote their Loan Restructure Agreement Claims to accept or reject this Plan in accordance with the Plan Solicitation Order.

               (b) ALLOWANCE. As of the Effective Date, the Loan Restructure Agreement Claims shall be deemed to be Allowed Unsecured Claims in the aggregate amount of $206,879,586.60 (subject to an accounting of actual prepetition fees and expenses incurred under Section 12.5 of the Loan Restructure Agreement).

               (c) TREATMENT. On the Effective Date, the Reorganized Debtor or its agent shall provide to the Loan Restructure Agreement Agent, for distribution of Pro Rata Shares to holders of Allowed Loan Restructure Agreement Claims and in full satisfaction, release and discharge of the Loan Restructure Agreement Claims, the following consideration: (i) $82,500,000 principal amount of the New Cash Pay Notes; (ii) $32,500,000 principal amount of the New PIK Notes; and (iii) 12,525,000 shares of New Common Stock. Additionally, on the Effective Date, the Reorganized Debtor or its agent also shall distribute to the Loan Restructure Agreement Agent for the benefit of the Loan Restructure Agreement Lenders a payment, not to exceed $1,500,000, in an amount equal to the prepetition and postpetition fees and expenses not previously paid or reimbursed by the Debtor incurred under Section 12.5 of the Loan Restructure Agreement by, or on behalf of, the Loan Restructure Agreement Lenders to Crossroads LLC, PricewaterhouseCoopers LLC, Stroock Stroock & Lavan LLP, and Milbank Tweed Hadley & McCloy LLP.

        4.4 CLASS 4 - WESTERN DIGITAL.

         There are two sub-classes within Class 4 - Class 4-A (Western Digital Note Claim) and Class 4-B (Western Digital Rejection Claims).

               CLASS 4-A (WESTERN DIGITAL NOTE CLAIM)

               (a) IMPAIRMENT AND VOTING. Class 4-A is impaired by this Plan. The holders of the Western Digital Note Claim classified into Class 4-A are entitled to vote their Western Digital Note Claim to accept or reject this Plan in accordance with the Plan Solicitation Order.

               (b) ALLOWANCE. As of the Effective Date, the Western Digital Note Claim shall be deemed to be an Allowed Unsecured Claim in the amount of $33,675,357.

               (c) TREATMENT. On the later of the Effective Date or as soon thereafter as is practicable, the Reorganized Debtor or its agent shall provide to each holder of an Allowed Western Digital Note Claim, in full satisfaction, release and discharge of such Claim, its Pro Rata Share of (i) $11,000,000 principal amount of the New PIK Notes; and (ii) 3,022,127 shares of New Common Stock.

               CLASS 4-B (WESTERN DIGITAL REJECTION CLAIMS)

               (a) IMPAIRMENT AND VOTING. Class 4-B is impaired by this Plan. The holders of the Western Digital Rejection Claims classified into Class 4-B are entitled to vote their Western Digital Rejection Claims to accept or reject this Plan in accordance with the Plan Solicitation Order.

               (b) ALLOWANCE. As of the Effective Date, the Western Digital Rejection Claims shall be deemed to be Allowed Unsecured Claims in the aggregate amount of $11,261,760.

               (c) TREATMENT. On the later of the Effective Date or as soon thereafter as is practicable, the Reorganized Debtor or its agent shall provide to each holder of an Allowed Western Digital Rejection Claims, in full satisfaction, release and discharge of such Claim, its Pro Rata Share of 893,723 shares of New Common Stock.

        4.5 CLASS 5 - CONVERTIBLE NOTES CLAIMS.

               (a) IMPAIRMENT AND VOTING. Class 5 is impaired by this Plan. The holders of Claims classified into Class 5 are entitled to vote their Convertible Notes Claims to accept or reject this Plan in accordance with the Plan Solicitation Order.

               (b) ALLOWANCE. As of the Effective Date, the Convertible Notes Claims shall be deemed to be Allowed Unsecured Claims as follows: (i) the Nelson Note Claim shall be deemed to be an Allowed Unsecured Claim in the amount of $4,034,618.00; and (ii) the Olympus Note Claim shall be deemed to be an Allowed Unsecured Claim in the amount of $6,155,382.00.

               (c) TREATMENT. On the later of the Effective Date or as soon thereafter as is practicable, the Reorganized Debtor or its agent shall provide to the holders of the Convertible Notes Claims, in full satisfaction, release and discharge of such Claims, the following treatment:

                (i) The holder of the Allowed Nelson Note Claim shall receive 500,000 shares of New Common Stock.

                (ii) The holder of the Allowed Olympus Note Claim shall receive shall receive 750,000 shares of New Common Stock.

        4.6 CLASS 6 - SUBORDINATED NOTES CLAIMS.

               (a) IMPAIRMENT AND VOTING. Class 6 is impaired by this Plan. The holders of Claims classified into Class 6 are entitled to vote their Subordinated Notes Claims to accept or reject this Plan in accordance with the Plan Solicitation Order.

               (b) ALLOWANCE. As of the Effective Date, the Subordinated Notes Claims shall be deemed to be Allowed Unsecured Claims in the aggregate amount of $238,195,000.

               (c) TREATMENT. On the later of the Effective Date or as soon thereafter as is practicable, the Reorganized Debtor or its agent shall provide to the Subordinated Notes Trustee, for distribution of Pro Rata Shares to holders of Allowed Subordinated Notes Claims and in full satisfaction, release and discharge of the Allowed Subordinated Notes Claims, (i) 3,744,775 shares of New Common Stock; (ii) in the event that Class 9 votes to reject the Plan, an additional 750,000 shares of New Common Stock; (iii) $7,000,000 principal amount of the New Subordinated PIK Notes; and (iv) the New Warrants. Additionally, the Reorganized Debtor or its agent shall distribute cash in an aggregate amount not to exceed $500,000, first to the firm of Paul, Hastings, Janofsky & Walker LLP as counsel for the Subordinated Notes Trustee, and then (up to the aggregate limit of $500,000) to the firm of Andrews & Kurth, L.L.P. as counsel for the Subordinated Notes Committee, for the benefit of holders of Allowed Subordinated Notes Claims, in full satisfaction of and reimbursement for the reasonable attorneys' fees and expenses incurred by such counsel in connection with the Chapter 11 Case from and after the Petition Date.

        4.7 CLASS 7 - GENERAL UNSECURED CLAIMS.

               (a) IMPAIRMENT AND VOTING. Class 7 is impaired by this Plan. The holders of Claims classified into Class 7 are entitled to vote their General Unsecured Claims to accept or reject this Plan in accordance with the Plan Solicitation Order.

               (b) TREATMENT. On the later of the Effective Date and the date on which a General Unsecured Claim becomes an Allowed General Unsecured Claim, or as soon thereafter as is practicable, the Reorganized Debtor or its agent shall provide to each holder of an Allowed General Unsecured Claim, in full satisfaction, release and discharge of such Claim, its Pro Rata Share of (a) $1,000,000 in Cash; (b) $2,500,000 principal amount of the New Cash Pay Notes; and (c) 558,660 shares of New Common Stock.

        4.8 CLASS 8 - CONVENIENCE CLAIMS.

               (a) IMPAIRMENT AND VOTING. Class 8 is impaired by this Plan. The holders of Claims classified into Class 8 are entitled to vote their Convenience Claims to accept or reject this Plan in accordance with the Plan Solicitation Order.

               (b) TREATMENT. On the later of the Effective Date and the date on which a Convenience Claim becomes an Allowed Convenience Claim, or as soon thereafter as is practicable, the Reorganized Debtor or its agent shall provide to each holder of an Allowed Convenience Claim, in full satisfaction, release and discharge of such Claim, a Cash payment in an amount equal to its Pro Rata Share of $650,000; provided, however, that the distribution on account of each Allowed Convenience Claim shall not exceed one hundred percent (100%) of the amount of such Allowed Convenience Claim.

        4.9 CLASS 9 - EQUITY INTERESTS.

               (a) IMPAIRMENT AND VOTING. Class 9 is impaired by this Plan. The holders of Equity Interests classified into Class 9 are entitled to vote their Equity Interests to accept or reject this Plan in accordance with the Plan Solicitation Order.

               (b) TREATMENT. IF AND ONLY IF CLASS 9 VOTES TO ACCEPT THE PLAN within the meaning of section 1126 of the Bankruptcy Code and the Plan otherwise may be confirmed in accordance with section 1129 of the Bankruptcy Code, then on the later of the Effective Date and the date on which an Equity Interest becomes an Allowed Equity Interest, or as soon thereafter as is practicable, the Reorganized Debtor or its agent shall provide to each holder of an Allowed Equity Interest, in full satisfaction, release and discharge of such Equity Interest, its Pro Rata Share of 750,000 shares of New Common Stock. IF CLASS 9 VOTES TO REJECT THE PLAN WITHIN THE MEANING OF SECTION 1126 OF THE BANKRUPTCY CODE, CLASS 9 WILL RECEIVE NO DISTRIBUTIONS AND RETAIN NO INTERESTS UNDER THE PLAN. ALSO, IN THE EVENT THAT THE BANKRUPTCY COURT DETERMINES THAT THE TREATMENT OF EQUITY INTERESTS AS SET FORTH ABOVE CAUSES THE PLAN TO VIOLATE THE REQUIREMENTS OF SECTION 1129 OF THE BANKRUPTCY CODE OR OTHERWISE RENDERS THE PLAN NOT CAPABLE OF BEING CONFIRMED, CLASS 9 WILL RECEIVE NO DISTRIBUTIONS AND RETAIN NO INTERESTS UNDER THE PLAN, AND THE DEBTOR, IN ITS DISCRETION, EITHER WILL CANCEL OR REDISTRIBUTE TO OTHER CLASSES OF CLAIMS THE 750,000 SHARES OF NEW COMMON STOCK THAT OTHERWISE WOULD BE DISTRIBUTED IN RESPECT OF EQUITY INTERESTS IN SUCH A MANNER AS TO SATISFY THE REQUIREMENTS OF THE BANKRUPTCY CODE.

        4.10 CLASS 10 - MMD CLAIM.

               (a) IMPAIRMENT AND VOTING. Class 10 is impaired by this Plan. The holder of the MMD Claim classified into Class 10 is entitled to vote the MMD Claim to accept or reject this Plan in accordance with the Plan Solicitation Order.

               (b) ALLOWANCE. As of the Effective Date, the MMD Claim shall be deemed to be an Allowed Unsecured Claim in the aggregate amount of $6,000,000.

               (c) TREATMENT. On the Effective Date or as soon thereafter as is practicable (as and when payments and distributions of similar property are made to other Classes of Claims), the Reorganized Debtor or its agent shall distribute to the holder of the MMD Claim, in full satisfaction, release and discharge of such Claim, the following: (i) $155,000 in Cash; (ii) $332,000 principal amount of the New Cash Pay Notes; and (c) 82,000 shares of New Common Stock.

                                   ARTICLE V
                       ACCEPTANCE OR REJECTION OF THE PLAN

        5.1 VOTING OF CLAIMS. Each holder of a Claim classified into Classes 1 through 8, and each holder of an Equity Interest classified into Class 9, shall be entitled to vote each such Claim or Equity Interest separately to accept or reject this Plan.

        5.2 NONCONSENSUAL CONFIRMATION. If the applicable requirements for confirmation of this Plan as set forth in sections 1129(a)(1) through (7) and sections 1129(a)(9) through 1129(a)(13) of the Bankruptcy Code are satisfied, the Debtor will request that the Bankruptcy Court confirm this Plan in accordance with Section 1129(b) of the Bankruptcy Code notwithstanding the fact that the requirements of section 1129(a)(8) are not satisfied, so long as at least one impaired Class of Claims has accepted this Plan, on the basis that this Plan is fair and equitable and does not discriminate unfairly with respect to any non-accepting impaired Class.

                                   ARTICLE VI
                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

        6.1 ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES. Any executory contracts or unexpired leases that (a) are not identified on the Schedule of Rejected Agreements; (b) have not expired by their own terms on or prior to the Effective Date; (c) have not been assumed, assumed and assigned, or rejected with the approval of the Bankruptcy Court as of the Effective Date; and
(d) are not the subject of a motion for rejection pending as of the Effective Date, shall be deemed to have been assumed by the Reorganized Debtor effective as of the Effective Date, and this Plan shall constitute a motion to assume such executory contracts and unexpired leases. Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of and authorization for the assumption of such executory contracts and unexpired leases pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such assumption is in the best interest of the Debtor, the Estate, and all parties in interest in the Chapter 11 Case.

        6.2 CURE PAYMENTS. As soon as practicable after and in no event later than thirty (30) days after the Effective Date, the Reorganized Debtor shall pay to each party to an executory contract or unexpired lease assumed pursuant to
Section 6.1 any monetary amounts required to be paid under section 365(b) of the Bankruptcy Code as a condition to assumption, unless the Reorganized Debtor and such party agree to different arrangements for the satisfaction of obligations under section 365(b). The Bankruptcy Court shall retain jurisdiction to and, after the provision of notice and the opportunity for a hearing in accord with the Bankruptcy Rules, shall resolve all disputes regarding (a) the amount of any cure payment to be made pursuant to this Section; (b) the ability of the Debtor or the Reorganized Debtor to provide "adequate assurance of future performance" within the meaning of section 365 of the Bankruptcy Code under the contract or lease to be assumed; and (c) any other matter pertaining to such assumption.

               (a) BAR DATE FOR THE ASSERTION OF CLAIMS FOR CURE PAYMENTS. The Debtor does not believe that any amounts are necessary to be paid in order to cure any existing defaults or arrearages under the executory contracts and unexpired leases to be assumed pursuant to Section 6.1. ANY PARTY TO SUCH AN EXECUTORY CONTRACT OR UNEXPIRED LEASE THAT ASSERTS THAT ANY PAYMENT OR OTHER PERFORMANCE IS DUE IN CONNECTION WITH THE PROPOSED ASSUMPTION OF SUCH AGREEMENT IN ACCORDANCE WITH THE PLAN MUST FILE WITH THE BANKRUPTCY COURT AND SERVE UPON THE DEBTOR A WRITTEN STATEMENT AND ACCOMPANYING DECLARATION IN SUPPORT THEREOF SPECIFYING THE BASIS FOR ITS CLAIM WITHIN THE SAME DEADLINE AND IN THE MANNER ESTABLISHED FOR FILING OBJECTIONS TO CONFIRMATION OF THE PLAN. THE FAILURE TO TIMELY FILE AND SERVE SUCH A STATEMENT WILL WAIVE ANY AND ALL OBJECTIONS TO THE PROPOSED ASSUMPTION AND ANY CLAIM FOR CURE AMOUNTS OF THE AGREEMENT AT ISSUE.

        6.3 REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES. Any executory contracts or unexpired leases of the Debtor identified on the Schedule of Rejected Agreements or in any motion for rejection pending as of the Effective Date shall be deemed to have been rejected by the Debtor as of the Effective Date. This Plan shall constitute a motion to reject such executory contracts and unexpired leases, and the Reorganized Debtor shall have no liability under such executory contracts and unexpired leases except as otherwise specifically provided in this Plan. Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of and authorization for the rejection of such executory contracts and unexpired leases pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such rejection is in the best interest of the Debtor and the Estate.

        6.4 CLAIMS ARISING FROM REJECTION. Proofs of Claims arising from the rejection of executory contracts or unexpired leases pursuant to Section 6.3 must be filed with the Bankruptcy Court and served on the Reorganized Debtor no later than thirty (30) days after the date on which the Notice of Effective Date is mailed. Any Claim for which a proof of Claim is not filed and served within such time will be forever barred and shall not be enforceable against the Debtor or its Estate, assets, properties, or interests in property, or against the Reorganized Debtor or its estate, assets, properties, or interests in property. Unless otherwise ordered by the Bankruptcy Court, all such Claims that are timely filed as provided herein shall be treated as General Unsecured Claims and be classified into Class 7.

        6.5 INDEMNIFICATION OBLIGATIONS. For purposes of this Plan and effective on the Effective Date, the obligations of the Debtor to indemnify, reimburse, or limit the liability of its present and any former directors, officers or employees, in their capacity as such, against or for any obligations, whether pursuant to the certificate of incorporation of the Debtor, the bylaws of the Debtor, applicable state law or specific agreement, or any combination of the foregoing, shall be assumed by the Reorganized Debtor, survive and remain unaffected by confirmation of this Plan and the occurrence of the Effective Date, and not be discharged irrespective of whether such indemnification, reimbursement or limitation is owed in connection with an event occurring before, on, or after the Petition Date.

                                  ARTICLE VII
              IMPLEMENTATION AND MEANS OF CONSUMMATION OF THE PLAN

        7.1 REVESTING OF ASSETS, INCLUDING RIGHTS OF ACTION. Except as otherwise expressly provided by this Plan, on the Effective Date title to all assets and property of the Estate, including without limitation the Debtor's ownership interests in the Subsidiaries and all Rights of Action, shall vest in the Reorganized Debtor in accordance with section 1141 of the Bankruptcy Code, free and clear of all Claims, Liens, and Equity Interests.

               (a) PROSECUTION OF RIGHTS OF ACTION. On the Effective Date, the Rights of Action shall be deemed retained by or transferred to the Reorganized Debtor. The Reorganized Debtor shall be deemed the appointed representative to, and may, pursue, litigate, and compromise and settle any and all Rights of Action, as appropriate, without further notice, the opportunity for a hearing, or Court approval.

               (b) NO WAIVER OR LIMITATION OF RIGHTS OF ACTION. While the Debtor has attempted to identify in the Disclosure Statement the Rights of Action available to it, the failure to list therein any potential or existing Right of Action generally or specifically is not intended to and shall not limit the rights of the Debtor or the Reorganized Debtor to pursue any such action. Unless a Right of Action is expressly waived, relinquished, released, compromised or settled in this Plan, the Debtor on behalf of itself and the Reorganized Debtor expressly reserves all Rights of Action for later adjudication and, as a result, no preclusion doctrine, including without limitation the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Rights of Action upon or after the confirmation or consummation of the Plan or the Effective Date. In addition, the Debtor on behalf of itself and the Reorganized Debtor expressly reserves the right to pursue or adopt against any other entity any claims alleged in any lawsuit in which the Debtor is a defendant or an interested party.

        7.2 MANAGEMENT AND OPERATION OF THE REORGANIZED DEBTOR. From and after the Effective Date, the management, control and operation of the Reorganized Debtor shall become the general responsibility of the Reorganized Debtor Board of Directors and the Reorganized Debtor Officers, and the Reorganized Debtor may operate its business in accordance with the Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws, and applicable corporate law. Except as otherwise provided in this Plan, from and after the Effective Date the Reorganized Debtor may operate its business, use, acquire or dispose of its assets, and compromise and settle Claims and Rights of Action, free of any restrictions imposed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, and without further notice or the opportunity for a hearing.

        7.3 REORGANIZED DEBTOR DIRECTORS AND OFFICERS. On the Effective Date, the Reorganized Debtor Board of Directors and the Reorganized Debtor Officers shall consist of the persons identified in the Statement of Reorganized Debtor Directors/Officers, and all officers of the Debtor and members of the Debtor's Board of Directors who do not continue in service as members of the Reorganized Debtor Board of Directors and/or Reorganized Debtor Officers shall be deemed relieved of all further duties in such capacity; provided, however, that prior to the Effective Date the Subordinated Notes Committee may designate one individual, who must be acceptable to the Debtor in its reasonable discretion, to serve on the Reorganized Debtor Board of Directors in the class of directors that initially will serve for a two-year term. After the Effective Date, the terms and manner of selection of the

Reorganized Debtor Board of Directors and the Reorganized Debtor Officers shall be as provided in the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws.

        7.4 AMENDMENT OF CERTIFICATE OF INCORPORATION. The certificate of incorporation of the Debtor shall be amended and restated as of the Effective Date in substantially the form of the Amended and Restated Certificate of Incorporation and, among other things, (a) shall prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code; (b) shall authorize the issuance of 50,000,000 shares of New Common Stock, of which 24,451,285 shares shall be issued and distributed in accordance with the terms and conditions of this Plan to (i) holders of Allowed Claims and Equity Interests, and (ii) beneficiaries of the Employee Retention Plan; and (c) shall provide for a board of nine directors, divided into three classes of three directors each, with the members of each class to serve for a term of three years; provided that the directors shall be elected as follows: at the first annual meeting of the stockholders after January 1, 2003, the directors in the first class shall be elected for a term of three years; at the second annual meeting after January 1, 2003, the directors in the second class shall be elected for a term of three years; and at the third annual meeting after January 1, 2003, the directors in the third class shall be elected for a term of three years.

        7.5 AMENDMENT OF BYLAWS. The bylaws of the Debtor shall be amended and restated as of the Effective Date in substantially the form of the Amended and Restated Bylaws.

        7.6 ISSUANCE OF NEW SECURITIES. On the Effective Date, the Reorganized Debtor shall issue the New Common Stock, the New Notes, the New Subordinated PIK Notes, and the New Warrants for distribution in accordance with this Plan. When so issued, all shares of New Common Stock shall be deemed validly issued, fully paid, and non assessable.

               (a) SECTION 1145 EXEMPTION. Except with respect to New Common Stock to be issued to employees pursuant to the Employee Retention Plan, the Reorganized Debtor shall issue the New Securities without registration under federal or state securities laws in reliance upon the exemption set forth in section 1145 of the Bankruptcy Code.

               (b) LISTING AND REPORTING. Commencing on the Effective Date, the Reorganized Debtor shall use its commercially reasonable best efforts to list the New Common Stock (i) on a national securities exchange or the NASDAQ Stock Market; or (ii) if the Reorganized Debtor cannot satisfy the applicable requirements for listing on a national securities exchange or the NASDAQ Stock Market, on the NASDAQ Small Cap Market; or (iii) if the Reorganized Debtor cannot satisfy the applicable requirements for listing on the NASDAQ Small Cap Market, on another qualifying inter-dealer quotation system. Prior to such listing, the Reorganized Debtor shall file such periodic and current reports as if it were a reporting company under the Securities Exchange Act of 1934.

               (c) REGISTRATION RIGHTS. The Reorganized Debtor shall execute the Registration Rights Agreement for the benefit of those holders of New Notes and New Common Stock as of the Effective Date who may be regarded as underwriters within the meaning ascribed to such term in section 1145 of the Bankruptcy Code.

               (d) TRUST INDENTURE ACT. Commencing on or before the Effective Date, the Reorganized Debtor shall use its commercially reasonable best efforts to qualify the New Notes Indenture under the Trust Indenture Act of 1939 unless the New Notes Indenture otherwise is exempt from the requirements of the Trust Indenture Act under section 1145 of the Bankruptcy Code or another applicable exemption.

        7.7 EMPLOYEE RETENTION PLAN. On the Effective Date, without further action of the holders of New Common Stock or the Reorganized Debtor Directors or Reorganized Debtor Officers, the Employee Retention Plan shall be deemed adopted and implemented.

        7.8 CANCELLATION OF EXISTING SECURITIES AND INSTRUMENTS. On the Effective Date, all promissory notes, indentures, share certificates, options, warrants, and other instruments evidencing any Claim or Equity Interest (including without limitation the Loan Restructure Agreement, the Convertible Notes, the Western Digital Note, the Subordinated Notes, the Subordinated Notes Indenture, and the Equity Interests) shall be deemed cancelled and null and void without further act or action under any applicable agreement, law, regulation, order, or rule, and the obligations of the Debtor under the agreements and certificates of designations governing such Claims and Equity Interests, as the case may be, shall be discharged. All such instruments shall be surrendered in accordance with Section 8.10.

               (a) TERMINATION OF CLAIMS FOR SUBORDINATION AND OTHER MATTERS. Upon the Effective Date, any and all asserted claims, counterclaims, demands, defenses, rights, actions or causes of action that arise out of or relate to the Loan Restructure Agreement, the Western Digital Note, the Convertible Notes, the Subordinated Notes, or the Subordinated Notes Indenture between or among holders of claims under such instruments, including but not limited to claims, counterclaims, demands, defenses, rights, actions or causes of action for contractual or equitable subordination, seeking recovery of a fraudulent conveyance, or challenging the corporate merger of Komag, Incorporated and HMT Technology Corporation, shall and shall be deemed to be resolved for all purposes by the Plan and satisfied in full by the treatment of Claims under this Plan and the rights and distributions provided in this Plan.

        7.9 CANCELLATION OF LIENS. Except as otherwise provided in this Plan, on the Effective Date any Lien securing any Secured Claim shall be deemed released, and the entity holding such Secured Claim shall be authorized and directed to release any collateral or other property of the Debtor or the Estate (including without limitation any cash collateral) held by such entity and to take such actions as may be requested by the Reorganized Debtor to evidence the release of such Lien, including without limitation the execution, delivery and filing or recording of such releases as may be requested by the Reorganized Debtor (at the expense of the Reorganized Debtor).

        7.10 CORPORATE ACTION. On the Effective Date, all actions contemplated by the Plan and the Plan Documents shall be and shall be deemed to be authorized and approved in all respects, in each case without further action under applicable law, regulation, order, or rule or by the stockholders of the Debtor or the Reorganized Debtor, including without limitation (a) the adoption of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws; (b) the designation of members of the Reorganized Debtor Board of Directors and the Reorganized Debtor Officers; (c) the cancellation of all Equity Interests; (d) the authorization and issuance of the New Securities; (e) the adoption and implementation of the Employee Retention Plan; and (f) the execution and delivery of, and the performance under, each of the other Plan Documents and all documents and agreements contemplated by or relating to any of the foregoing.

                                  ARTICLE VIII
                                  DISTRIBUTIONS

        8.1 DISTRIBUTION AGENT. On or after the Effective Date, the Reorganized Debtor may retain one or more agents to perform or assist it in performing the distributions to be made pursuant to this Plan. The Reorganized Debtor may provide reasonable compensation to any such agent(s) without further notice or Court approval.

        8.2 DELIVERY OF DISTRIBUTIONS. All distributions to any holder of an Allowed Claim or Allowed Equity Interest shall be made at the address of such holder as set forth in the Schedules or in the books and records of the Debtor or its agents, unless the Debtor or the Reorganized Debtor has been notified by such holder in a writing, including without limitation the filing of a proof of Claim, that contains an address for such holder different from the address reflected in such Schedules for such holder.

        8.3 UNDELIVERABLE DISTRIBUTIONS.

               (a) HOLDING OF UNDELIVERABLE DISTRIBUTIONS. If any distribution to any holder is returned to the Reorganized Debtor as undeliverable, no further distributions shall be made to such holder unless and until the Reorganized Debtor is notified in writing of such holder's then-current address. Unless and until the Reorganized Debtor is so notified, such distribution shall be deemed to be "Unclaimed Property" and shall be dealt with in accordance with Section 8.3(b).

               (b) UNCLAIMED PROPERTY. If any entity entitled to receive Cash or New Securities pursuant to the Plan does not present itself on the Effective Date or on such other date on which such entity becomes eligible for distribution of such Cash or New Securities, such Cash or New Securities shall be deemed to be "Unclaimed Property." Unclaimed Property shall be set aside and (in the case of Cash) held in a segregated account to be maintained by the Reorganized Debtor pursuant to the terms of this Plan.

               (c) NOTIFICATION AND FORFEITURE OF UNCLAIMED PROPERTY. On the first anniversary of the Effective Date, the Reorganized Debtor shall file with the Bankruptcy Court a list of Unclaimed Property, together with a schedule that identifies the name and last-known address of holders of the Unclaimed Property; the Reorganized Debtor otherwise shall not be required to attempt to locate any such entity. On the second anniversary of the Effective Date, all remaining Unclaimed Property and accrued interest or dividends earned thereon shall be remitted to and vest in the Reorganized Debtor.

        8.4 DISTRIBUTIONS OF CASH. Any payment of Cash to be made by the Reorganized Debtor or its agent pursuant to this Plan shall be made by check drawn on a domestic bank or by wire transfer, at the sole option of the Reorganized Debtor.

        8.5 TIMELINESS OF PAYMENTS. Any payments or distributions to be made pursuant to this Plan shall be deemed to be timely made if made within fourteen
(14) days after the dates specified in the Plan. Whenever any distribution to be made under this Plan shall be due on a day other than a Business Day, such distribution instead shall be made, without interest, on the immediately succeeding Business Day, but shall be deemed to have been made on the date due.

        8.6 FRACTIONAL SECURITIES. No fractional shares of New Common Stock (or Cash in lieu thereof) shall be distributed. For purposes of distribution, fractional shares of New Common Stock shall be rounded down to the next whole number, and the total number of shares of New Common Stock to be distributed under this Plan shall be adjusted to account for such rounding. The New Notes issued pursuant to this Plan will be issued in denominations of $100 and integral multiples thereof, and no Cash payment in lieu thereof shall be made.

        8.7 COMPLIANCE WITH TAX REQUIREMENTS. The Reorganized Debtor shall comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to this Plan shall be subject to such withholding and reporting requirements. In connection with each distribution with respect to which the filing of an information return (such as Internal Revenue Service Form 1099 or 1042) or withholding is required, the Reorganized Debtor shall file such information return with the Internal Revenue Service and provide any required statements in connection therewith to the recipients of such distribution, or effect any such withholding and deposit all moneys so withheld to the extent required by law. With respect to any entity from whom a tax identification number, certified tax identification number, or other tax information required by law to avoid withholding has not been received by the Reorganized Debtor, the Reorganized Debtor, at its sole option, may withhold the amount required and distribute the balance to such entity or decline to make such distribution until the information is received.

        8.8 TIME BAR TO CASH PAYMENTS. Checks issued by the Reorganized Debtor on account of Allowed Claims shall be null and void if not negotiated within ninety (90) days from and after the date of issuance thereof. Requests for reissuance of any check shall be made directly to the Reorganized Debtor by the holder of the Allowed Claim with respect to which such check originally was issued. Any claim in respect of such a voided check shall be made on or before the second anniversary of the Effective Date. After such date, all Claims in respect of voided checks shall be discharged and forever barred and the Reorganized Debtor shall retain all moneys related thereto.

        8.9 NO DE MINIMIS DISTRIBUTIONS. Notwithstanding any other provision of this Plan, no Cash payment of less than ten dollars ($10.00) shall be made by the Reorganized Debtor on account of any Allowed Claim.

        8.10 SURRENDER OF EXISTING SECURITIES AND INSTRUMENTS. Except as otherwise provided in this Plan or as the Reorganized Debtor otherwise may agree, each holder of a promissory note or other instrument evidencing a Claim shall surrender such promissory note or instrument to the Reorganized Debtor upon request. No distribution under this Plan shall be made to or on behalf of any such holders unless and until such promissory note or instrument is received by the Reorganized Debtor or the unavailability of such promissory note or instrument is established to the reasonable satisfaction of the Reorganized Debtor. In accordance with section 1143 of the Bankruptcy Code, any holder that fails to (a) surrender or cause to be surrendered such promissory note or instrument or to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Reorganized Debtor and (b) if requested by the Reorganized Debtor, furnish a bond in form and substance (including amount) reasonably satisfactory to the Reorganized Debtor within two years after the Effective Date shall be deemed to have forfeited all rights, Claims, and Equity Interests and shall not participate in any distribution under this Plan.

        8.11 NO DISTRIBUTIONS ON ACCOUNT OF DISPUTED CLAIMS OR DISPUTED EQUITY INTERESTS. Notwithstanding anything to the contrary in this Plan, no distributions shall be made on account of any Disputed Claim or Disputed Equity Interests until such Claim or Equity Interest becomes Allowed (and then only to the extent so Allowed). Distributions made after the Effective Date in respect of Claims or Equity Interests that were not Allowed Claims or Allowed Equity Interests as of the Effective Date (but which later became Allowed) shall be deemed to have been made as of the Effective Date.

                                   ARTICLE IX
                                 DISPUTED CLAIMS

        9.1 OBJECTIONS TO CLAIMS; PROSECUTION OF DISPUTED CLAIMS. The Reorganized Debtor shall have the right to object to the allowance of Claims or Equity Interests filed with the Bankruptcy Court with respect to which liability or allowance is disputed in whole or in part. Unless otherwise ordered by the Bankruptcy Court, the Reorganized Debtor shall file and serve any such objections to Claims or Equity Interests by not later than one hundred and eighty (180) days after the Effective Date (or, in the case of Claims lawfully filed after the Effective Date, by not later than one hundred and eighty (180) days after the date of filing of such Claims).

        9.2 PAYMENTS AND DISTRIBUTIONS WITH RESPECT TO DISPUTED CLAIMS. All Disputed Claims shall be treated as Allowed Claims for the purpose of calculating distributions to be made to the holders of Allowed Claims on the Effective Date, but no distributions will be made on account of any Disputed Claims until they become Allowed Claims. Rather, the Reorganized Debtor shall reserve the distributions that otherwise would have been made in respect of such Disputed Claims if they had been Allowed Claims. At such time as a Disputed Claim becomes an Allowed Claim, in whole or in part, the Reorganized Debtor or its agent shall distribute to the holder thereof the distributions, if any, to which such holder is then entitled under this Plan. Such distributions, if any, shall be made as soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing such Disputed Claim becomes a Final Order (or such other date as the Claim becomes an Allowed Claim), but in no event more than thirty (30) days thereafter. No interest shall be paid on Disputed Claims that later become Allowed Claims. In the event that dividend distributions or regular principal/interest payments have been made with respect to the New Common Stock or New Notes distributable to a holder of a Disputed Claim that later becomes an Allowed Claim, such holder shall be entitled to receive such previously-distributed dividends or principal/interest payments, as the case may be, without any additional interest with respect to thereto. All property reserved on account of Disputed Claims that ultimately become Disallowed Claims shall be distributed to all holders of Allowed Claims in the Class into which such Disputed Claims have been classified in the manner provided in Article IV, not less frequently than every six (6) months.

                                   ARTICLE X
                             EFFECT OF CONFIRMATION

        10.1 TITLE TO ASSETS; DISCHARGE OF LIABILITIES. Except as otherwise specifically provided by this Plan, on the Effective Date, title to all assets and properties of the Debtor and the Estate or otherwise dealt with by this Plan shall vest in the Reorganized Debtor in accordance with section 1141 of the Bankruptcy Code, and the Confirmation Order shall be a judicial determination of discharge of the Debtor's liabilities.

        10.2 DISCHARGE OF DEBTOR. The rights afforded in this Plan and the treatment of all holders of Claims or Equity Interests as provided herein shall be in exchange for and in complete satisfaction, discharge and release of all Claims and Equity Interests of any nature whatsoever arising on or before the Effective Date, known or unknown, including any interest accrued or expenses incurred thereon from and after the Petition Date, whether against the Debtor (including as debtor in possession), the Estate, or any of their properties, assets or interests in property. Except as otherwise provided herein, upon the Effective Date, all Claims and Liens against and Equity Interests in the Debtor (including as debtor in possession) shall be and shall be deemed to be satisfied, discharged and released in full. All entities shall be precluded from asserting against the Debtor (including as debtor in possession) and the Estate and their successors or assigns, including without limitation the Reorganized Debtor, or their respective assets, properties or interests in property, any other or further Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date, whether or not the facts or legal bases therefor were known or existed prior to the Effective Date.

        10.3 INJUNCTION. Except as otherwise expressly provided in this Plan, all entities who have held, hold or may hold pre-Effective Date Claims or pre-Effective Date Equity Interests are permanently enjoined, from and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such pre-Effective Date Claim or pre-Effective Date Equity Interest against the Debtor, the Estate, or the Reorganized Debtor; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree or order against the Debtor, the Estate, or the Reorganized Debtor with respect to such pre-Effective Date Claims or pre-Effective Date Equity Interests; (c) creating, perfecting, or enforcing any Lien or encumbrance of any kind against the Debtor, the Estate, or the Reorganized Debtor or against the property or interests in property of the Debtor, the Estate, or the Reorganized Debtor; and (d) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due to the Debtor, the Estate, or the Reorganized Debtor or against the property or interests in property of the Debtor, the Estate, or the Reorganized Debtor, with respect to any such pre-Effective Date Claim or pre-Effective Date Equity Interest, except as otherwise permitted by section 553 of the Bankruptcy Code.

        10.4 TERM OF EXISTING INJUNCTIONS OR STAYS. Unless otherwise provided, all injunctions or stays provided for in the Chapter 11 Case pursuant to sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

        10.5 EXCULPATION. Neither the Debtor, the Reorganized Debtor, the Loan Restructure Agreement Lenders, the Committee, nor any of their respective predecessors, successors, directors, officers, employees, members, attorneys, consultants, advisors and agents (acting in such capacity), shall have or incur any liability to any entity or any person for any act taken or omitted to be taken in connection with or related to administration of the Chapter 11 Case, including without limitation the formulation, preparation, dissemination, implementation, confirmation or consummation of this Plan, the Disclosure Statement, or any contract, instrument, release or other agreement or document created or entered into, or any other act taken or omitted to be taken in connection with this Plan (including the Plan Documents); provided, however, that the foregoing shall not affect the liability of any entity or any person that otherwise would result from any such act or omission to the extent that such act or omission is determined by a Final Order to have constituted gross negligence, or willful misconduct.

        10.6 CLAIMS AND CAUSES OF ACTION. As of the Effective Date, all non-Debtor entities are permanently enjoined from commencing or continuing in any manner any action or proceeding, whether directly, derivatively, on account of or respecting, any claim, debt, right or cause of action of the Debtor or the Reorganized Debtor (including the Rights of Action) which the Debtor or the Reorganized Debtor, as the case may be, retains authority to pursue in accordance with Section 7.1.

        10.7 MUTUAL RELEASES OF AND BY THE DEBTOR, THE LOAN RESTRUCTURE AGREEMENT LENDERS, THE SUBORDINATED NOTES TRUSTEE, AND MEMBERS OF THE SUBORDINATED NOTES COMMITTEE. On the Effective Date, the Plan Release shall become effective.

                                   ARTICLE XI
                            RETENTION OF JURISDICTION

        11.1 RETENTION OF JURISDICTION. Following the Effective Date, the Bankruptcy Court shall retain and have exclusive jurisdiction over any matter
(x) arising under the Bankruptcy Code and relating to the Debtor or the Bankruptcy Estate, (y) arising in or related to the Chapter 11 Case or this Plan or the Plan Documents, and (z) otherwise for the following:

               (a) to resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which the Debtor is a party or with respect to which the Debtor may be liable, and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including those matters related to the amendment after the Effective Date of this Plan to add any executory contracts or unexpired leases to the Schedule of Rejected Agreements;

               (b) to enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan, the Plan Documents, and all other contracts, instruments, releases, and other agreements or documents related to this Plan;

               (c) to determine any and all motions, adversary proceedings, applications and contested or litigated matters that may be pending on the Effective Date or that, pursuant to this Plan, may be instituted by the Reorganized Debtor after the Effective Date or that are instituted by any holder of a Claim or Equity Interest before or after the Effective Date concerning any matter based upon, arising out of, or relating to the Chapter 11 Case, whether or not such action is initially filed in the Bankruptcy Court or any other court;

               (d) to ensure that distributions to holders of Allowed Claims and Allowed Equity Interests are accomplished as provided herein;

               (e) to hear and determine any objections to Claims or Equity Interests or to proofs of Claim filed, both before and after the Effective Date, including any objections to the classification of any Claim or Equity Interest, and to allow, disallow, determine, liquidate, classify, estimate or establish the priority of or secured or unsecured status of any Claim, in whole or in part;

               (f) to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, reversed or vacated;

               (g) to issue such orders in aid of execution of this Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

               (h) to consider any modifications of this Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order;

               (i) to hear and determine all applications for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Effective Date;

               (j) to hear and determine all disputes or controversies arising in connection with or relating to this Plan or the Confirmation Order or the interpretation, implementation, or enforcement of this Plan or the Confirmation Order or the extent of any entity's obligations incurred in connection with or released under this Plan or the Confirmation Order;

               (k) to issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation or enforcement of this Plan;

               (l) to determine any other matters that may arise in connection with or are related to this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document related to this Plan or the Disclosure Statement (including the Plan Documents);

               (m) to hear and determine matters concerning local, state, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

               (n) to hear any other matter or for any purpose specified in the Confirmation Order that is not inconsistent with the Bankruptcy Code;

               (o) to hear and determine any rights, claims, or causes of action held by or accruing to the Debtor (including as debtor in possession) pursuant to the Bankruptcy Code or pursuant to any federal or state statute or legal theory; and

               (p) to enter a final decree closing the Chapter 11 Case.

                                   ARTICLE XII
               MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

        12.1 MODIFICATION OF PLAN. The Debtor reserves the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify this Plan at any time prior to the entry of the Confirmation Order. After the entry of the Confirmation Order, the Debtor or the Reorganized Debtor, upon order of the Bankruptcy Court, may amend or modify this Plan in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in this Plan in such manner as may be necessary to carry out the purpose and intent of this Plan. A holder of a Claim or Equity Interest that has accepted this Plan shall be deemed to have accepted this Plan as modified if the proposed modification does not materially and adversely change the treatment of the Claim or Equity Interest of such holder.

        12.2 REVOCATION OR WITHDRAWAL.

               (a) This Plan may be revoked or withdrawn prior to the Confirmation Date by the Debtor for any reason whatsoever.

               (b) If revoked or withdrawn prior to the Confirmation Date, this Plan shall be deemed null and void, and nothing contained herein shall be deemed to constitute a waiver or release of any claims by the Debtor or any other entity or to prejudice in any manner the rights of the Debtor or any other entity in any further proceedings involving the Debtor.

                                  ARTICLE XIII
                              CONDITIONS PRECEDENT

        13.1 CONDITION PRECEDENT TO CONFIRMATION. The entry of the Confirmation Order, which shall be in form and substance satisfactory to the Debtor in its sole discretion, shall be a condition precedent to confirmation of this Plan.

        13.2 CONDITIONS PRECEDENT TO EFFECTIVE DATE. The "effective date of the plan," as used in section 1129 of the Bankruptcy Code, shall not occur, and this Plan shall be of no force and effect, until the Effective Date. The occurrence of the Effective Date is subject to the satisfaction (or waiver as set forth in Section 13.3) of the following conditions precedent:

               (a) CONFIRMATION ORDER. The Confirmation Order shall be a Final Order and be in full force and effect.

               (b) PLAN DOCUMENTS. All agreements and instruments contemplated by, or to be entered into pursuant to, the Plan, including without limitation the Plan Documents, shall be in form and substance acceptable to the Debtor in its sole discretion, shall be in substantially the form submitted with the Plan Supplement unless a different form is otherwise approved by the Bankruptcy Court, and shall have been duly and validly executed and delivered, or deemed executed by the parties thereto, and all conditions to their effectiveness shall have been satisfied or waived.

               (c) TIMING. The Effective Date shall occur on the first Business Day after which the conditions set forth in Sections 13.2(a) and 13.2(b) are satisfied or waived; provided, however, that the Effective Date must occur by no later than one hundred and eighty days (180) days after the Confirmation Date.

        13.3 WAIVER OF CONDITIONS TO EFFECTIVE DATE. The Debtor, in its sole discretion, may waive, in whole or in part, any of the conditions to effectiveness of this Plan. Except with respect to the non-occurrence of the Effective Date within one hundred and eighty days (180) days after the Confirmation Date, any such waiver of a condition may be effected at any time, without notice or leave or order of the Bankruptcy Court and without any formal action, other than the filing of a notice of such waiver with the Bankruptcy Court. The Debtor may waive the condition regarding occurrence of the Effective Date within one hundred and eighty days (180) days after the Confirmation Date only upon order of the Bankruptcy Court after notice to the Committee and parties who have requested special notice in the Chapter 11 Case.

        13.4 EFFECT OF FAILURE OF CONDITIONS. In the event that the conditions to effectiveness of this Plan have not been timely satisfied or waived, and upon notification submitted by the Debtor to the Bankruptcy Court, (a) the Confirmation Order shall be vacated, (b) no distributions under this Plan shall be made, (c) the Debtor and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred, and (d) all the Debtor's obligations with respect to the Claims and Equity Interests shall remain unchanged and nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtor or any other Entity or to prejudice in any manner the rights of the Debtor or any entity in any further proceedings involving the Debtor.

                                  ARTICLE XIV
                            MISCELLANEOUS PROVISIONS

        14.1 PAYMENT OF STATUTORY FEES. All fees payable pursuant to section 1930 of title 28 of the United States Code shall be paid on the Effective Date and thereafter, to the extent required by applicable law, as and when due until the Chapter 11 Case is closed.

        14.2 RETIREE BENEFITS. From and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtor shall continue to pay all retiree benefits (within the meaning of section 1114 of the Bankruptcy Code), at the level established at any time prior to the Confirmation Date in accordance with subsection

(e)(1)(B) or (g) of section 1114 of the Bankruptcy Code, and for the duration of the period during which the Debtor has obligated itself to provide such benefits.

        14.3 COMMITTEE. On the Effective Date, the Committee shall be released and discharged of and from all further authority, duties, responsibilities and obligations relating to and arising from and in connection with the Chapter 11 Case and the Committee shall be deemed dissolved and its appointment terminated. The professionals retained by the Committee and the members thereof shall not be entitled to compensation or reimbursement of expenses for any services rendered or expenses incurred after the Effective Date, except for services rendered and expenses incurred in connection with any applications by such professionals or committee members for allowance of Professional Claims timely filed after the Effective Date as provided in this Plan.

        14.4 POST-EFFECTIVE DATE FEES AND EXPENSES. From and after the Effective Date, the Reorganized Debtor, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, shall pay the reasonable professional fees and expenses incurred by the Reorganized Debtor and its professionals related to the implementation and consummation of this Plan.

        14.5 SEVERABILITY. If, prior to the Confirmation Date, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, with the consent of the Debtor, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

        14.6 GOVERNING LAW. Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent that an Exhibit hereto or Plan Document provides otherwise, the rights, duties and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with the laws of the State of California, without giving effect to principles of conflicts of laws.

        14.7 CLOSING OF CASE. Promptly upon the full administration of the Chapter 11 Case, the Reorganized Debtor shall file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court.

        14.8 EXEMPTION FROM TRANSFER TAXES. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under this Plan, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with this Plan, shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

        14.9 EFFECTUATING DOCUMENTS AND FURTHER TRANSACTIONS. Each of the officers of the Debtor and the Reorganized Debtor is authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and provisions of this Plan.

        14.10 NOTICE OF EFFECTIVE DATE: On or before ten (10) Business Days after occurrence of the Effective Date, the Reorganized Debtor or its agent shall mail or cause to be mailed to all holders of Claims and Equity Interest a Notice that informs such holders of (a) entry of the Confirmation Order; (b) the occurrence of the Effective Date; (c) the assumption and rejection of the Debtor's executory contracts and unexpired leases pursuant to this Plan, as well as the deadline for the filing of Claims arising from such rejection; (d) the deadline established under this Plan for the filing of Administrative Claims;
(e) the procedures for changing an address of record pursuant to Section 8.2; and (f) such other matters as the Reorganized Debtor deems to be appropriate.

        14.11 POSTCONFIRMATION UNITED STATES TRUSTEE QUARTERLY FEES: To the extent required by 28 U.S.C. Section 1930(a)(6), a quarterly fee shall be paid by the Reorganized Debtor to the United States Trustee, for deposit into the Treasury, for each quarter (including any fraction thereof) until the Chapter 11 Case is converted, dismissed, or closed pursuant to a final decree.

        14.12 CHAPTER 11 POSTCONFIRMATION REPORTS AND FINAL DECREE:

               (a) POSTCONFIRMATION REPORTS. Not later than ninety (90) days after entry of the Confirmation Order, the Reorganized Debtor shall file a postconfirmation status report, the purpose of which is to explain the progress made toward substantial consummation of the confirmed plan of reorganization. The report shall include a statement of receipts and disbursements, with the ending cash balance, for the entire ninety (90) day period. The report also shall include information sufficiently comprehensive to enable the court to determine: (i) whether the Confirmation Order has become final; (ii) whether deposits, if any, required by the Plan have been distributed; (iii) whether any property proposed by the Plan to be transferred has been transferred; (iv) whether the Reorganized Debtor has assumed the business or the management of the property dealt with by the Plan; (v) whether payments under the Plan have commenced; (vi) whether accrued fees due to the United States Trustee under 28 U.S.C. Section 1930(a)(6) have been paid; and (vii) whether all motions, contested matters and adversary proceedings have been finally resolved. Further reports must be filed every ninety (90) days thereafter until entry of a final decree, unless otherwise ordered by the court.

               (b) SERVICE OF REPORTS. A copy of each postconfirmation report shall be served, no later than the day upon which it is filed with the Bankruptcy Court, upon the United States Trustee and such other persons or entities as may request such reports in writing by special notice filed with the court.

               (c) FINAL DECREE. After the Estate is fully administered, the Reorganized Debtor shall file an application for a final decree, and shall serve the application on the United States Trustee, together with a proposed final decree.

Dated:  May ___, 2002
                                       KOMAG, INCORPORATED

                                       By:
                                           -------------------------------------
                                       Name: Edward H. Siegler
                                       Its: Chief Financial Officer




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


PRESENTED BY:



----------------------------------------------
James O. Johnston
Hennigan, Bennett & Dorman
Reorganization Counsel to Komag, Incorporated



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